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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549




                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 1

                               HMI INDUSTRIES INC.
                                (Name of Issuer)

                      COMMON STOCK, $1 PAR VALUE PER SHARE
                      ------------------------------------
                         (Title of Class of Securities)


                                    40423810
                                    --------
                                   (CUSIP No.)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  40423810
--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON.

         Gary W. Moore
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX                                    (a) [ ]
         IF A MEMBER OF A GROUP.                                      (b) [ ]

         Not Applicable.
--------------------------------------------------------------------------------
(3)      SEC USE ONLY.
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE
         OF ORGANIZATION.                   United States
--------------------------------------------------------------------------------
NUMBER OF SHARES           (5)      SOLE VOTING POWER.                 356,294
BENEFICIALLY               (6)      SHARED VOTING POWER.                     0
OWNED BY EACH              (7)      SOLE DISPOSITIVE POWER.            356,294
REPORTING                  (8)      SHARED DISPOSITIVE POWER.                0
PERSON WITH:
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON.                               356,294
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES.  [X]
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(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9).                                             5.0%
--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON.                                          IN
--------------------------------------------------------------------------------

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CUSIP NO.  40423810
--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON.

         Moore Industries, Inc.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX                                    (a) [ ]
         IF A MEMBER OF A GROUP.                                      (b) [ ]

         Not Applicable.
--------------------------------------------------------------------------------
(3)      SEC USE ONLY.
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE
         OF ORGANIZATION.                   United States
--------------------------------------------------------------------------------
NUMBER OF SHARES           (5)      SOLE VOTING POWER.                   400
BENEFICIALLY               (6)      SHARED VOTING POWER.
OWNED BY EACH              (7)      SOLE DISPOSITIVE POWER.              400
REPORTING                  (8)      SHARED DISPOSITIVE POWER.
PERSON WITH:
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON.                                 400
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES.  [X]
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9).                                            0.0%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON.                                        CO
--------------------------------------------------------------------------------

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                         SCHEDULE 13G/A-AMENDMENT NO. 1

                               HMI INDUSTRIES INC.

ITEM 1.

         (a)      NAME OF ISSUER:

                  HMI Industries Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6000 Lombardo Center
                  Suite 500
                  Seven Hills, Ohio  44131

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  The persons filing this statement are Gary W. Moore and Moore Industries, Inc., an Illinois corporation. Gary W. Moore is a shareholder, officer and director of Moore Industries, Inc.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  185 E. North Street
                  Bradley, Illinois  60915

                  (principal business office address of Gary W. Moore and Moore Industries, Inc.)

         (c)      CITIZENSHIP:

                  Gary W. Moore is a United States citizen.
                  Moore Industries, Inc. is an Illinois corporation.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, $1 par value per share

         (e)      CUSIP NO.:  40423810

ITEM 3.

                  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT.

         (b)      [ ] BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT.

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         (c)      [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                      ACT.

         (d)      [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                      INVESTMENT COMPANY ACT.

         (e)      [ ] INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                      INVESTMENT ADVISERS ACT OF 1940.

         (f)      [ ] EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO
                      THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE SECTIONS 240.13d-1(b)(1)(ii)(F).

         (g)      [ ] PARENT HOLDING COMPANY OR CONTROL PERSON, IN ACCORDANCE
                      WITH SECTION 240.13d-1(b)(ii)(G) NOTE: SEE ITEM 7.

         (h)      [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE
                      FEDERAL DEPOSIT INSURANCE ACT;

         (i)      [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                      INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT.

         (j)      [ ] GROUP, IN ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(J).

                  Not Applicable.

ITEM 4.           OWNERSHIP (AT DECEMBER 31, 2000)

                  The information in items 1 and 5 through 11 on the cover pages (pages 2-3) on Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.



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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated as of December 31, 2000





                                        /s/ Gary W. Moore
                                        ----------------------------------------
                                        Gary W. Moore




                                        Moore Industries, Inc.



                                        By: /s/ Gary W. Moore
                                            ------------------------------------
                                            Gary W. Moore
                                            Its: President